DREYFUS GOVERNMENT CASH MANAGEMENT FUNDS

Certificate of Amendment
Establishment and Designation of Classes of Shares of Beneficial Interest

The undersigned, being a Vice President of Dreyfus Government Cash Management Funds (the "Trust"), a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article III, Section 1 of the Amended and Restated Agreement and Declaration of Trust, dated January 6, 1994 (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called, the Trust's Board established and designated a new class of Shares (as that term is defined in the Declaration of Trust) of beneficial interest of Dreyfus Government Cash Management, a series of the Trust (the "Fund"), as follows:

1.       The new class of Shares of the Fund established by the Trust's Board is designated as "SPARK" shares of the Fund.

2.       The existing classes of Shares of the Fund continue to be designated as "Administrative" shares, "BOLD" shares, "Institutional" shares, "Investor" shares, "Participant" shares, "Service" shares and "Wealth" shares of the Fund.

3.       Administrative shares, BOLD shares, Institutional shares, Investor shares, Participant shares, Service shares, Wealth shares and SPARK shares of the Fund shall each be entitled to all of the rights and preferences accorded to Shares of the Trust under the Declaration of Trust.

4.       The purchase price of Administrative shares, BOLD shares, Institutional shares, Investor shares, Participant shares, Service shares, Wealth shares and SPARK shares of the Fund, the method of determining the net asset value of each such class of Shares and the relative dividend rights of holders of such Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 as in effect at the time of issuance of such Shares.

This Certificate of Amendment to the Declaration of Trust shall become effective on June 20, 2023.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 8th day of June, 2023.

DREYFUS GOVERNMENT CASH MANAGEMENT FUNDS

By: /s/ Jeff Prusnofsky
Name: Jeff Prusnofsky
Title: Vice President and Assistant Secretary

STATE OF NEW YORK )

: ss.:

COUNTY OF NEW YORK )

On this 8th day of June, 2023, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President and Assistant Secretary of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Loretta Johnston

Notary Public